EXHIBIT 2.5

Dated  11 March,  2010

(1)           Iain McKenzie

(2)           Purpose UK Holdings Limited
________________________

AGREEMENT
for the sale and purchase of shares in  the capital of MEM Holdings Limited
________________________

This Agreement is made on  11 March,  2010

Between

(1)	Iain McKenzie of Drifts, Chinnor Hill, Chinnor, Oxon OX39 4BS (Seller); and

(2)	Purpose UK Holdings Limited (registered in England no. 6045943 whose registered office is at Witan Gate House, 500-600 Witan Gate West, Milton Keynes, Buckinghamshire, MK9 1SH (the Buyer)

It is agreed

1	Definitions and interpretation

1.1	In this Agreement the following expressions have the following meanings:

Articles means the articles of association of the Company

Company means MEM Holdings Limited (registered in England no.6782981) whose registered office is at Witan Gate House, 500-600 Witan Gate West, Milton Keynes, Buckinghamshire, MK9 1SH

Encumbrances means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, any other encumbrance or security, interest of any fund and any other type of preferential arrangement (including without limitation, title transfer and retention arrangements) having a similar effect

Purchase Price means £4,339,080

Purpose Confirmation Letter means the letter entered into as a deed by the Buyer on or around the date of this agreement in relation to the proposed sale by the Seller of the Sale Shares

Sale Shares means 60,265 "C" Ordinary Shares of 0.01 pence each in the Company

Shareholders' Agreement means the shareholders' agreement relating to the Company dated January 2009 entered into between the Seller and others, the Buyer and the Company

1.2	The headings to the clauses are for convenience only and have no legal effect.

2	Sale of the Sale Shares

The Seller shall sell the Sale Shares with full title guarantee and the Buyer shall buy the Sale Shares with effect from the date of this Agreement, free from all encumbrances and together with all rights and benefits attaching or accruing to the Sale Shares on or after the date of this Agreement.

3	Consideration

The consideration for the sale of the Sale Shares shall be the payment by the Buyer to the Seller of the Purchase Price.

Completion

3.1	Completion of the sale and purchase of the Sale Shares shall take place on the date of this Agreement when:

(a)
the Seller shall deliver to the Buyer a stock transfer form in respect of the Sale Shares duly completed in favour of the Buyer together with the share certificate (or an indemnity for lost share certificate) for the Sale Shares;

(b)	the Buyer shall pay the Purchase Price to the Seller in cleared funds for same day value; and

(c)	the Buyer shall deliver to the Seller the Purpose Confirmation Letters duly executed by the Buyer.

4	Warranties

4.1	The Seller warrants to the Buyer as at the date of this Agreement that:

(a)
he is the sole legal and beneficial owner of the Sale Shares free from Encumbrances and is beneficially entitled to all dividends, proceeds, interests, voting and other rights payable thereon and in respect thereof and attaching thereto;

(b)
subject only to the transfer restrictions in the Articles and the Shareholders' Agreement, he has the right to transfer the full legal and beneficial title to the Sale Shares without the consent of a third party;

(c)	he has the requisite power and authority to execute, deliver and perform his obligations under this Agreement; and

(d)	this Agreement constitutes legal, valid and binding obligations on him in accordance with its respective terms.

4.2	The Buyer warrants to the Seller as at the date of this Agreement that:

(a)	it has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Purpose Confirmation Letter; and

(b)	this Agreement and the Purpose Confirmation Letter constitute legal, valid and binding obligations on it in accordance with their respective terms.

4.3	The Seller shall not be entitled to and acknowledges that it shall not be able to recover, under this agreement and/or the Purpose Confirmation Letter, more than once in respect of the same loss

5	General

5.1	Entire agreement: This Agreement sets out the entire agreement and understanding between the parties in connection with the matters set out in this Agreement.

5.2	Alterations: Any alteration to this Agreement must be in writing, refer specifically to this Agreement and be duly executed by each party.

5.3	Counterparts: This Agreement may be entered into in the form of two or more counterparts, each executed by one or more of the parties but, taken together, executed by all and,

5.4
provided that all the parties so enter into this Agreement, each of the executed counterparts, when duly exchanged and delivered, will be deemed to be an original, but, taken together, they will constitute one instrument.

5.5	Choice of Law: This Agreement will be governed by and construed in accordance with English law.

Signed by the parties or their duly authorised representatives on the date of this Agreement.

Signed by Iain McKenzie	/s/ Ian McKenzie

Signed by duly authorised for and on behalf of Purpose UK Holdings Limited	/s/Rich House